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Exhibit 99.1

Contact:	Mark A. Steinkrauss, Vice President—Corporate Relations—TDS (312) 592-5384 mark.steinkrauss@teldta.com

FOR RELEASE: IMMEDIATE

U.S. CELLULAR TO SELL SOUTH TEXAS MARKET OPERATIONS
TO AT&T WIRELESS

        November 26, 2003, CHICAGO—United States Cellular Corporation [AMEX:USM] today announced that it has entered into a definitive agreement to sell certain wireless properties to AT&T Wireless Services, Inc. [NYSE:AWE] of Redmond, Wash. for $95 million in cash, subject to certain closing provisions. The transaction is subject to regulatory approval and is expected to close in the first quarter of 2004.

        The U.S. Cellular assets to be sold to AT&T Wireless include 25 MHz Metropolitan Statistical Area (MSA) and Rural Service Area (RSA) licenses representing 1.3 million population equivalents, approximately 150 cell sites and 74,000 customers. For the nine months ending Sept. 30, 2003, total U.S. Cellular revenue from these markets was $45 million.

        The markets to be sold include MSA operations in Corpus Christi, Laredo and Victoria, Texas, as well as RSA operations in Texas RSA 18, 19 and 20. A complete list of the licenses can be found in Exhibit A. A map illustrating the properties to be sold is available at http://www.teldta.com/whatsnew/feature112003.html.

        John E. Rooney, president and chief executive officer of U.S. Cellular, commented, "This transaction is further affirmation of our strategy to exit markets that are not strategic to the company's long-term success. These properties, while valuable in their own right, neither complement the geographic footprint of the company nor strengthen its competitive position in its larger, more well-established markets.

        "Proceeds from the sale may be used to reduce debt or offset the cost of building out several of the new markets we acquired recently from AT&T Wireless in another transaction or to fund spending requirements related to our technology upgrade to CDMA 1XRTT," said Rooney.

        Falkenberg Capital Corporation of Denver, Colo. represented U.S. Cellular in the transaction.

        As of Sept. 30, U.S. Cellular Corporation, the nation's eighth largest wireless service carrier, provided wireless service to nearly 4.3 million customers in 141 markets throughout 25 states. The Chicago-based company operates on a customer satisfaction strategy, meeting customer needs by providing a comprehensive range of wireless products and services, superior customer support and a high-quality network.

        All information set forth in this news release, except historical and factual information, represents forward-looking statements. This includes all statements about the company's plans, beliefs, estimates and expectations. These statements are based on current estimates and projections, which involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Important factors that may affect these forward-looking statements include, but are not limited to: changes in circumstances or events that may affect the ability of the company to start up the operations of the properties previously acquired in a transaction with AWE; the ability of the company to manage and grow the operations of the Chicago MTA; changes in the overall economy; changes in competition in the markets in which the company operates; advances in telecommunications technology; changes brought about by the implementation of wireless number portability; changes in the telecommunications regulatory environment; changes in the value of investments, including variable prepaid forward contracts; changes in the capital markets that could adversely impact the availability, cost and terms of financing; an adverse change in the ratings afforded our debt securities by nationally accredited ratings organizations; pending and future litigation; acquisitions/divestitures of properties and/or licenses; changes in customer growth rates, retail service revenue per unit, churn rates, roaming rates and the mix of products and services offered in the company's markets. Investors are encouraged to consider these and other risks and uncertainties that are discussed in documents filed by the company with the Securities and Exchange Commission.

        U.S. Cellular's web site is www.uscellular.com.

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Exhibit A

Market	Market Number
Managed Markets:
TX 18	RSA #669
TX 19	RSA #670
TX 20	RSA #671
Corpus Christi, TX	MSA #112
Laredo, TX	MSA #281
Victoria, TX	MSA #300
Brownsville, TX fill-in	MSA #162 A2
McAllen, TX fill-in	MSA #128 A2

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U.S. CELLULAR TO SELL SOUTH TEXAS MARKET OPERATIONS TO AT&T WIRELESS